CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-1A of our reports dated September 2, 2005, relating to the financial statements and financial highlights included in the Annual Report to Shareholders and the investment portfolios included in Item 6 of Form N-CSR of The American Funds Tax-Exempt Series I, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights", "Independent registered public accounting firm", and "Prospectuses, reports to shareholders and proxy statements" in such Registration Statement.



PricewaterhouseCoopers LLP
Los Angeles, California
September 27, 2005